Exhibit 4.2

EXECUTION VERSION

Univision Communications Inc.

and

The Bank of New York Mellon, as

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 9, 2009

FIRST SUPPLEMENTAL INDENTURE, dated as of July 9, 2009 (this “Supplemental Indenture”), among UNIVISION COMMUNICATIONS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), the guarantors named therein and THE BANK OF NEW YORK MELLON, a banking corporation duly organized and existing under the laws of the State of Delaware, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Trustee, has heretofore executed and delivered the Indenture, dated as of July 18, 2001 (as amended and supplemented to date, the “Indenture”), providing for the issuance from time to time of one or more series of debt securities evidencing indebtedness of the Corporation, and the Corporation has heretofore executed and delivered the Officers’ Certificate, dated July 18, 2001, pursuant to Sections 201 and 301 of the Indenture, providing for the issuance of $500,000,000 principal aggregate amount of the Corporation’s 7.85% Senior Secured Notes due 2011 (the “Notes”);

WHEREAS, Section 902 of the Indenture provides that the Corporation and the Trustee may enter into a supplemental indenture for the purpose of amending the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such supplemental indenture;

WHEREAS, the Corporation desires to amend certain provisions of the Indenture in a manner that affects the Notes, as set forth in Article I hereof;

WHEREAS, the Notes will evidence the same continuing indebtedness of the Corporation; and

WHEREAS, the holders of approximately 98.5 percent in aggregate principal amount of the outstanding Notes have consented to the amendments effected by this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree for the equal and proportionate benefit of the holders from time to time hereafter of the Notes as follows:

ARTICLE I

AMENDMENTS APPLICABLE TO THE INDENTURE

SECTION 1.01. Amendments to Articles One, Nine and Ten of the Indenture.

(a) In addition to as otherwise specified in the Supplemental Indenture, Section 101 (Definitions) of the Indenture is hereby amended to delete the definition of “Permitted Liens” in its entirety and replace it with the following:

““Permitted Liens” means:

(a) with respect to any Subsidiary, Liens in favor of the Corporation or any Note Guarantor;

(b) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Corporation or any Subsidiary of the Corporation; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Corporation or the Subsidiary;

(c) Liens on property existing at the time of acquisition of the property by the Corporation or any Subsidiary of the Corporation, provided that such Liens were in existence prior to the contemplation of such acquisition;

(d) Liens to secure Indebtedness represented by Capital Lease Obligations relating to long-term capital leases of satellite transponders used in the business of the Corporation or any of its Subsidiaries (“Transponder Leases”);

(e) Liens to secure Indebtedness represented by Capital Lease Obligations (other than Transponder Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Corporation or any of its Subsidiaries, in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $100 million at any time outstanding;

(f) Liens to secure the USA Indebtedness;

(g) Liens to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(h) Liens existing on the date of the Indenture;

(i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(j) Liens incurred in the ordinary course of business of the Corporation or any Subsidiary of the Corporation with respect to obligations that do not exceed $50 million at any one time outstanding;

(k) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and claims secured thereby are being contested in good faith by appropriate proceedings;

(l) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

(m) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(n) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, would not cause a material adverse effect on the Corporation’s and its Subsidiaries’ business, operations, property, condition or prospects, taken as a whole;

(o) leases and subleases of real property which do not materially interfere with the ordinary conduct of the Corporation’s or its Subsidiaries’ business;

(p) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us or our Subsidiaries in the ordinary course of business;

(q) Liens securing the Notes, notes exchangeable for the Notes in a registered exchange offer and the guarantees by the Note Guarantors;

(r) Liens securing any Indebtedness incurred to refinance, refund, replace, renew, repay or extend any Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced; and

(s) Liens securing the Corporation’s 12% Senior Secured Notes due 2014.”

(b) Section 901 (Supplemental Indentures Without Consent of Holders) of the Indenture is hereby amended to replace the period at the end of clause (11) with “; or” and adding the following as clause (12):

“(12) to delete Section 1008 Liens at the Corporation’s option, as long as an Event of Default does not exist under the Indenture, and to make changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and elimination of certain cross-references.”

(b) Section 1009 (Incurrence of Subordinated Indebtedness) of the Indenture is hereby deleted in its entirety and replaced by the following:

“Section 1009. [Reserved]”

(c) Section 1010 (Sale and Leaseback Transactions) of the Indenture is hereby deleted in its entirety and replaced by the following:

“Section 1010. [Reserved]”

(d) Section 1011 (Reports) of the Indenture is hereby deleted in its entirety and replaced by the following:

“Section 1011. [Reserved]”

SECTION 1.02. Elimination of Cross Reference to and Defined Terms in Eliminated Provision. The Indenture is hereby amended by deleting (a) all cross-references to and (b) all defined terms that are used solely in any section that is being eliminated by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

SECTION 2.02. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.03. Terms Defined. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to them in the Indenture.

SECTION 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 2.05. New York Contract. This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the said State of New York, regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law and except as may otherwise be required by mandatory provisions of law. Any claims or proceedings in respect of this Supplemental Indenture shall be heard in a federal or state court located in the State of New York located in the Borough of Manhattan in New York City.

SECTION 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, including by facsimile, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 904 of the Indenture.

SECTION 2.08. Recitals. The recitals contained herein shall be taken as the statements of the Corporation and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first set forth above.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Peter Lori
Name:	Peter Lori
Title:	Senior Vice President & Chief Accounting Officer & Corporate Controller

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President